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                                                                  EXHIBIT (c)(3)

                              ABN AMRO LETTERHEAD

November 25, 1997

PRIVATE AND STRICTLY CONFIDENTIAL

Mr. Martin Schwartz
President and Chief Executive Officer
Dorel Industries
4750 des Grandes Prairies
Montreal, Quebec H1R 1A3

Dear Mr. Schwartz:

     In connection with your consideration of a possible transaction involving shares of Ameriwood Industries International corporation (the "Company") in one or a series of transactions (each, a "Transaction"), the Company and/or its affiliates, agents, advisors or other representatives (each, a "Company Representative") is prepared to furnish you with certain confidential and proprietary information concerning the Company's assets and business provided that you enter into this Agreement. As a condition to the Company furnishing to you and your Representatives (as defined herein) the Evaluation Material (as defined herein) that has not heretofore been made available to the public, you agree that for a period of two (2) years from the receipt of any Evaluation material hereunder, you will (i) treat the Evaluation Material furnished to you by the Company, or the Company's Representatives, at any time in connection with such transaction, in accordance with the provisions of this Agreement, and (ii) take or abstain from taking certain other actions herein set forth. In consideration of the opportunity to review any such information provided by or on behalf of the Company, you agree as follows:

     1. You hereby agree to treat confidentially any information furnished to you by the Company or a Company Representative (collectively, the "Evaluation Material"). As used herein, the term "Evaluation Material" refers to any and all data, reports, analyses, compilations, studies, projections, forecasts, records and all other financial, technical, commercial or other information concerning the business and affairs of the Company (whether prepared by the Company, its advisors or otherwise) that may be provided to you, irrespective of the form of the communications, by or on behalf of the Company. The term "Evaluation Material" also includes all analyses, compilations, studies or other material prepared by you or your partners, directors, employees, agents, advisors, representatives of your advisors and any commercial or investment banks participating in the financing of any transaction (collectively, your "Representatives") containing or based on in whole or in part, any information furnished by the Company or any of its representatives. The term "Evaluation Material" does not include information which (i) is already in your or your Representative's possession, provided that such information is not known by you or your Representatives to be the subject of another confidentiality agreement with, or other obligation of secrecy to, the Company, (ii) becomes generally available to the public other than as a result of a disclosure by you or your Representatives in violation of this Agreement, or (iii) becomes available to you or your Representatives from a source other than the Company or its Representatives, provided that such sources is not known by you or the party receiving such information to be bound by a confidentiality agreement with, or other obligation of secrecy to, the Company which would prohibit such source from making such information available to the party receiving the same.

     2. You agree to use the Evaluation Material only for the purpose of evaluating a Transaction and you will not use the Evaluation Material in any other way (including buy not limited to direct or indirect disclosure to any third parties); provided, however, that you may disclose any Evaluation Material to your Representatives
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who need to know such information for the sole purpose of evaluating a
Transaction (provided that they shall be informed by you of the confidential nature of such information and the prior to any such disclosure such Representative shall agree to be bound by this Agreement). You agree to be responsible for any breach of this Agreement by any of your Representatives. You also agree that all communications by you and your Representatives shall be through representatives of ABN AMRO Chicago Corporation ("AACC"). Under no circumstances shall the Company be contacted directly.

     3. If you are advised by your counsel that facts (a) disclosed in the Evaluation Material or (b) not permitted to be disclosed pursuant to provisions provided within this Agreement, must be disclosed in accordance with applicable law or legal process, including disclosures necessary for you to comply with the Securities Exchange Act of 1934, as amended, (the "Exchange Act") and the rules and regulations thereunder, including any disclosures required to be made in accordance with Schedule 13(d) of the Exchange Act, such disclosures shall contain only those disclosures which you are legally compelled to disclose and shall be made at the latest time practicable consistent, in the opinion of your counsel, with your obligations under the Exchange Act; and provided that any disclosure required to be made by law or legal process shall first be disclosed to the Company in the form proposed to be otherwise disclosed at least one business day prior to making such disclosure and you shall cooperate with the Company in order that the necessary disclosures may be made in a manner minimizing any risk to the Company and its business.

     4. If at any time when the Evaluation Material is in your possession or in the possession of your Representatives such information is subpoenaed or demand for production is made by any other form of legal process by any court, administrative or legislative body, or any other person or entity purporting to have authority to subpoena or demand the Evaluation Material, the person to whom the subpoena or demand (including the delivery of a copy thereof) to the Company (to the attention of its President and Chief Executive Officer) within a reasonable time prior to the time when production of the Evaluation Material is requested by subpoena or demand. In any event, the party to whom the subpoena or demand is directed shall request the person or entity propounding the subpoena or demand to give the Company a reasonable amount of time to object to such production. In the event that a protective order or other remedy is not obtained, or that the Company waives compliance with the provisions hereof, you agree to furnish only the portion of the Evaluation Material which you are advised by written opinion of your counsel is legally required and to use every reasonable effort to obtain assurance that confidential treatment will be accorded such Evaluation Material.

     5. For a period of three years from the date hereof you and your affiliates (as defined in Rule 12(b)(2) under the "Exchange Act") will not (and you and they will not assist or encourages other to), directly or indirectly, unless specifically authorized in writing in advance by the Company:

          (i) acquire or agree, offer, seek or propose to acquire ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Exchange Act) of any of the Company's assets or businesses or any securities issued by the Company, or any rights or options to acquire such ownership (including from a third party), including, but not limited to, purchasing any such assets, businesses or securities in the public marketplace or privately;

          (ii) participate in any solicitation of proxies or become a participant in any election contest with respect to the Company;

          (iii) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of the Company;

          (iv) otherwise act, alone or in concert with others, to seek or offer to control or influence, in any manner, the management, Board of Directors or policies of the Company; or

          (v) enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing.

For a period of three years after the date hereof, unless such shall have been specifically invited in writing by the Company, you will not, and will cause each of your affiliates not to, directly or indirectly, seek or offer to

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negotiate with or make any statement or proposal to the Company, its
Representatives or any stockholder of the Company, or otherwise make any public announcement with respect to (i) any form of business combination or transaction involving the Company, (ii) any form of restructuring, recapitalization or similar transaction with respect to the Company, (iii) any request to amend, waive or terminate the provisions of this Agreement or (iv) any proposal or other statement inconsistent with the terms of this letter Agreement.

Notwithstanding the last sentence of the previous paragraph, if (a) the Board of Directors of the Company approves a transaction with any person (other than the Company or any employee benefit plans of the Company), and (b) such transaction would result in such person beneficially owning more than 50% of the outstanding equity securities or all or substantially all of the assets of the Company, then you shall be permitted to seek or offer to negotiate with or make a statement or proposal to the Company or its Representatives to acquire more than 50% of the outstanding equity securities of the Company or all or substantially all of the assets of the Company, provided that the offer is at a price and on terms that are financially superior to the price and terms of the transaction proposed by such person.

     6. You shall not make any public disclosure concerning the subject matter of this Agreement or of your consideration of a Transaction, including that Evaluation Material has been made available to you or that you are having or have had discussions with the Company or any stockholder thereof or that the Company or any stockholder thereof may consider a possible Transaction; provided, however, that you may make such disclosure if you have received the written opinion of your outside counsel addressed to you and to the Company that such disclosure must be made by you in order that you not commit a violation of applicable law, and you advise the Company of your obligation to make such disclosure, and provide the Company with a copy of the opinion of counsel, the proposed disclosure and an opportunity to discuss such disclosure with you and your counsel as early as practicable prior to any such disclosure.

     7. You acknowledge and agree that (a) the Company and its Representatives are free to conduct the process leading up to a possible business arrangement as the Company and its Representatives, in their sole discretion, determine (including, without limitation, by negotiating with any prospective buyer and entering into a preliminary or definitive agreement without prior notice to you or any other person), (b) the Company reserves the right, in its sole discretion, to change the procedures relating to its consideration of a business arrangement at any time without prior notice to you or any other person, to reject any and all proposals made by you and any of your Representatives with regard to any business arrangement, and to terminate discussions and negotiations with you at any time and for any reason and (c) unless and until a written definitive agreement concerning a business arrangement has been executed, neither the Company nor any of its Representatives will have any liability to you with respect to any business arrangement, whether by virtue of this Agreement, any other written or oral expression with respective to any business arrangement or otherwise.

     8. If you determine that you do not wish to proceed with a Transaction, you will promptly advise the Company of that decision. The Company may elect at any time in its sole discretion to terminate further access by you to Evaluation Material, and you agree that, upon any such termination or upon our request or upon your decision not to proceed with a Transaction, you will promptly (and in any case within 14 days of the Company's request) return to us all copies of the Evaluation Material and will destroy or cause to be destroyed all copies, reproductions, summaries, analyses, and extracts thereof and all memoranda, notes and other writings prepared by you or your Representatives based on the Evaluation Material. No such transaction will affect your obligations hereunder or those of your Representatives, all of which obligations shall continue in effect. You agree not to make copies of the Evaluation Material except as necessary to assist you in your consideration of a Transaction.

     9. From and after the date of this Agreement and continuing for a period of eighteen months thereafter, you and your Representatives agree that you shall not, directly or indirectly, solicit to employ (whether as an employee, officer, director, agent, consultant or independent contractor) any person who is now employed by the Company. The term "solicit for employment" includes any communication (written, telephone or oral) from or initiated by you or your Representatives, or any search or other recruitment entity or person employed by you, to any employee of the other party (except any such communication directly in response to a written, telephonic or other contact initiated by such employee) but does not include advertising to fill one or more

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positions in any newspaper of general circulation or industry publication on a basis consistent with past practice.

     10. Anything in this Agreement to the contrary notwithstanding, and without prejudice to the generality of any provision of this Agreement, you agree that you will not use the Evaluation Material to obtain any commercial or financial benefit or for any purpose detrimental to the Company and its stockholders, unless specifically authorized in writing in advance by the Company.

     11. You agree that the Company may suffer immediate and irreparable harm in the event of any breach by you or your Representatives of any of your or their obligations under this Agreement, and accordingly, that money damages would not be a sufficient remedy for any breach of this Agreement by you or your Representatives, and that in addition to all other remedies available to the Company, the Company shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, and you further agree to waive any requirement for the securing or posting of any bond in connection with such remedy. The prevailing party shall be entitled to recover its costs and expenses, including reasonable attorneys' fees.

     12. You hereby acknowledge that you are aware, and that you will advise each of your Representatives who are aware of the matters which are the subject of this Agreement, that the United States securities laws prohibit any person who has received from an issuer material, non-public information concerning the matters which are the subject of this letter from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

     13. The Company and AACC make no representation or warranty as to the accuracy or completeness of the Evaluation Material. Neither the Company nor any of its Representatives shall be subject to any liability resulting from the use of the Evaluation Material by you or your Representatives. Only those representations and warranties that are made in a definitive agreement relating to a Transaction, when, as, and if it is executed, and subject to such qualifications, limitations and restrictions as may be specified in such agreement, will have legal effect. You also acknowledge that to the extent the Evaluation material consists of financial projections, such projections may be based upon a number of assumptions and no assurance is given that such assumptions are correct or that such projections will be realized. Finally, the Company is under no duty or obligation to provide you or your Representatives with access to any information, and nothing herein is intended to impose any such obligation upon the Company or the Company Representatives.

     14. You hereby represent that, as of the date hereof, you and your affiliates and associates and any other person or entity with whom you are acting in connection with in this matter or with whom you have formed a "group" within the meaning of Section 13(d)(3) of the Exchange Act do not beneficially own any shares of Common Stock of the Company.

     15. This Agreement may be executed in one or more counterparts, each of which shall, for all purposes, be deemed an original and all such counterparts, taken together, shall constitute one and the same agreement, even though all of the parties may not have executed the same counterpart of this Agreement.

     16. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Michigan, without giving effect to its conflict laws, principles or rules. This Agreement shall be binding on you and your Representatives for a period of three years from the date hereof.

     17. The use of the words "you" and "your" herein shall be deemed to include both the individual and the entity to whom this Agreement is addressed.

     18. This Agreement shall not supersede but shall be a supplement to the letter agreement previously executed by you and ABN AMRO Chicago Corporation, on the Company's behalf, on November 12, 1997 with respect to preliminary discussions regarding a Transaction.

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If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this Agreement, which will constitute your binding agreement with the Company with respect to the matters set forth herein.

                                          Sincerely,

                                          ABN AMRO CHICAGO CORPORATION
                                          on behalf of AMERIWOOD INDUSTRIES
                                          INTERNATIONAL CORPORATION

                                          By:   /s/M.S.A. BECK

AGREED:

DOREL INDUSTRIES

By:   /s/MARTIN SCHWARTZ

dated: November 25, 1997

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